Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Super League Enterprise, Inc. and Subsidiaries (the “Company”) of our report dated April 12, 2024, relating to the consolidated financial statements of the Company as of December 31, 2023 and for the year then ended, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

December 13, 2024